Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

September 5, 2014

Sequential Brands Group, Inc.
1065 Avenue of the Americas, 30th Floor
New York, NY 10018

Re:	Registration Statement on Form S-3 of Sequential Brands Group, Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Sequential Brands Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale from time to time by the selling holders named therein (the “Selling Holders”) of the following securities (collectively, the “Issued Securities”):

(i) the following securities, subject in each case to rounding, issued or issuable pursuant to the Galaxy Merger Agreement (as defined below): (w) 12,375,000 shares of the Company’s common stock, par value $0.001 per share (the “Galaxy Shares”), issued to the former stockholders and optionholders of Galaxy Brand Holdings, Inc. (“Galaxy”) on August 15, 2014 (the “Galaxy Closing Date”); (x) up to 1,375,000 shares of the Company’s common stock, par value $0.001 per share (the “Holdback Shares”), issuable to the former Galaxy stockholders and optionholders; (y) warrants to purchase up to 3,000,000 additional shares of the Company’s common stock, par value $0.001 per share (the “Warrants”), issued to the former Galaxy stockholders and optionholders on the Galaxy Closing Date; and (z) up to 3,000,000 shares, subject to adjustment for stock splits, stock dividends or similar transactions, of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”), issuable upon the exercise the Warrants; and

(ii) 581,341 shares of the Company’s common stock, par value $0.001 per share (the “Tennman Shares” and, collectively with the Galaxy Shares, the “Issued Shares”), issued to the former stockholders of Tennman WR-T, Inc. (“Tennman”) pursuant to the Tennman Merger Agreement (as defined below);

The Galaxy Shares and the Warrants were issued and the Holdback Shares are issuable pursuant to the Agreement and Plan of Merger, dated as of June 24, 2014, among the Company, certain of its wholly owned subsidiaries, Galaxy, and the other parties thereto (the “Galaxy Merger Agreement”). The Tennman Shares were issued pursuant to the Agreement and Plan of Merger, dated as of May 5, 2014, among the Company, the Tennman stockholders named therein and the other parties thereto (the “Tennman Merger Agreement”). The Warrants are governed by the Common Stock Purchase Warrant entered into with each holder thereof (collectively, the “Warrant Agreements”).

September 5, 2014

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Galaxy Merger Agreement, the Tennman Merger Agreement, the form of the Warrant Agreement, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We have assumed without independent investigation that:

(i) at the time any Issued Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(ii) all Issued Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

(iii) at the Relevant Time, all corporate or other action required to have been taken by the Company to duly authorize each proposed issuance of Holdback Shares and Warrant Shares shall remain in full force and effect; and

(iv) upon the issuance of any Holdback Shares or Warrant Shares, the total number of shares of the Company’s common stock, par value $0.001 per share, will not exceed the total number of shares that the Company is then authorized to issue under its certificate of incorporation and other relevant documents.

September 5, 2014

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. the Issued Shares are validly issued, fully paid and non-assessable;

2. the Holdback Shares, when issued pursuant to the terms of the Galaxy Merger Agreement, will be validly issued, fully paid and non-assessable;

3. the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Warrant Agreements and for the additional consideration specified therein, will be validly issued, fully paid and non-assessable; and

4. the Warrants are the legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the above opinions. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion contained in paragraph 4 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of the following provisions in the Warrant Agreement: (i) any provision waiving the right to object to venue in any court; (ii) any agreement to submit to the jurisdiction of any Federal court; (iii) any waiver of the right to jury trial or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

September 5, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP